RESELLER PROGRAM TERMS – If Representative participates in the Reseller Program (Southeast Asia only), the following
Program Terms apply.

1. USE AND DEFINITIONS. We provide Representative access to the Reseller Program (“Reseller Program”) for Representative’s use. Terms used in these Reseller Program Terms, but not defined herein, will have the meanings given to such terms in the Master Terms and Conditions, the Display Reseller Program Terms, the Mobile Display Reseller Program Terms, or the Search Reseller Program Terms, as applicable.

2. RESELLER DESIGNATION. In our discretion, we may designate Representative a reseller (“Reseller”) in the Territory subject to (i) the Master Terms and Conditions, (ii) these Reseller Program Terms, (iii) the Additional Representative Responsibilities set forth as Exhibit A of these Reseller Program Terms; and (iv) the successful completion of training of all of Representative’s employees associated with the Programs in which Representative is participating (“Participating Programs”) as required by us (such employees who have completed the training being “Qualified Employees”).

3. BENEFITS. Subject to the Master Terms and Conditions and these Reseller Program Terms, Representative may be eligible for the following benefits:

(i)	We may use Representative’s Information to promote Representative as a Reseller on a Yahoo! Company Website(s), and in our blog(s), newsletter(s), and/or other promotional material(s).

(ii)
Subject to our prior written consent and our Trademark Program Terms set forth as Exhibit B of these Reseller Program Terms, we may provide Representative with a Reseller logo that may be used by Representative on Representative’s website, in promotional materials developed by Representative, and on the business cards or stationery of Qualified Employees.

(iii)
We may provide sales collateral materials, editorial guidelines, sales presentations, and other resources to assist Representative in marketing the Participating Programs, as applicable to current and prospective Advertisers.

(iv)	Representative may be offered training programs approved by us for the Participating Programs, at the times, frequency, location, and/or method of delivery as determined by us.

(v)
If Representative qualifies, as applicable, per our terms and conditions and solely at our discretion, Representative may be eligible to receive funding from us to assist Representative in providing events and/or programs for Advertisers or prospective Advertisers.

4. APPOINTMENT OF RESELLER AFFLIATES. Representative may appoint reseller affiliates in relation to each Territory as agreed to by us in writing, to resell its products in the Territory (“Reseller Affiliates”), provided always that:

(i)
Representative shall (a) enter into a legally-binding arrangement with the Reseller Affiliate(s) pursuant to which the Reseller Affiliate(s) agree to comply with the provisions of these Reseller Program Terms, and the Display Reseller Program Terms, the Mobile Display Reseller Program Terms and the Search Reseller Program Terms (as applicable), and (b) procure that the Reseller Affiliate(s) enter into a legally-binding back-to-back arrangement with Advertisers, or enter into a legally-binding arrangement with Advertisers directly, in respect of the purchase of advertising inventory by the Advertisers and the necessary payments to be made. In this regard, the Parties acknowledge that the substance of such arrangements will be within the discretions of Representative, the Reseller Affiliate(s) and/or Advertisers, provided always that such arrangements are not in any way inconsistent with the Agreement or the Master Terms and Conditions.

(ii)
Representative shall be liable and responsible for all acts and omissions, representations and statements which it or the Reseller Affiliate(s) make to Advertisers, and for its obligations under the Agreement. Representative shall, at its own expense, indemnify, defend and hold harmless Yahoo!, its Affiliates and their directors, officers and other employees, representatives, agents and Affiliates, against any damages, losses or claims, suits, actions, or other proceedings which we or an Affiliate may suffer or which are brought against us or an Affiliate based on or arising from (a) any gross negligence or willful default on the part of Representative or the Reseller Affiliate(s) or any of their acts, omissions, representations or statements that each of them may make to any party whosoever; and/or (b) the material breach by Representative of any provision of the Agreement. We shall not be involved in, responsible or liable for any dispute or claim that may arise between Representative and any Advertisers.

5. MODIFICATION. We may change any of the provisions of these Reseller Program Terms, including any requirements or parameters contained herein, at any time upon notice to Representative. If Representative rejects such change(s), Representative’s sole remedy is to terminate these Reseller Program Terms upon written notice to us within fifteen (15) days of notice of such change(s). If Representative has not terminated these Reseller Program Terms within such period, Representative shall be deemed to have accepted such change(s).

6. TERM. Notwithstanding anything to the contrary in the Master Terms and Conditions, these Reseller Program Terms commence on the Effective Date and continue in force until termination of the Search Reseller Program Terms entered into between the parties.

7. ASSIGNMENT. At our request, Representative shall assign, delegate, novate, subcontract, sublicense or otherwise transfer from time to time these Reseller Program Terms, or the rights or obligations hereunder, in whole or in part (including but not limited to novating this Reseller Program Terms or the performance of any of its obligations under this Reseller Program Terms) to any person or entity that we nominate such as to our affiliate(s).

8. TERMINATION; EFFECTS OF TERMINATION. Representative may terminate these Reseller Program Terms for any or no reason upon thirty (30) days written notice to us and, if Representative is participating in the Mobile Display Reseller Program, Display Reseller Program or the Search Reseller Program, Representative’s participation in such programs will be automatically terminated upon termination of these Reseller Program Terms. If Representative’s participation in this Reseller Program terminates for any reason, Representative agrees to promptly (but no later than three (3) business days after the termination of Representative’s participation in this Reseller Program) remove from Representative’s website(s) and/or any promotional materials all references to (i) the Participating Programs, unless Representative is participating in another Program specifically permitting references to such Program by Representative, (ii) this Reseller Program, and/or (iii) Representative’s designation as a Reseller. If Representative’s participation in this Program terminates for any reason, Representative agrees to promptly (but no later than thirty (30) days after the termination of Representative’s participation in this Program) destroy and cause the cessation of all use of business cards and stationery of its employees containing the Reseller logo. This Section 8 (second, third, and fourth sentences only), and Exhibit B (Sections 1 (last five sentences only), and 3 only) of these Reseller Program Terms, shall survive any termination of these Reseller Program Terms. Termination of these Reseller Program Terms does not terminate the Master Terms and Conditions or any Program(s) other than the Mobile Display Reseller Program, Display Reseller Program and Search Reseller Program and any Spend Bonus earned by Representative up to the termination of these Reseller Program Terms shall be due and payable to Representative.

These Reseller Program Terms are effective as of 1 May 2011 (“Effective Date”), and are subject to the Master Terms and Conditions you entered into effective as of 1 May 2011.

AGREED TO AND ACCEPTED:

Yahoo! Emerging Markets (Singapore) Pte Ltd:		Representative: Dot VN, Inc

By:	/s/ Margaret Chang	By:	/s/ Louis P. Huynh
Name:	Margaret Chang	Name:	Louis P. Huynh
Title:	General Manager, Yahoo! Search Marketing Yahoo! Southeast Asia	Title:	Executive Vice President of Operations and Business Development

EXHIBIT A

ADDITIONAL REPRESENTATIVE RESPONSIBILITIES

1. Representative shall use commercially reasonable efforts to promote the Partipating Programs, as applicable, to customers, and shall use best endeavors to dedicate sufficient resources and personnel to achieve that objective. Representative shall also procure that Representative, each of its employees, agents, sub-contractors, representatives and Affiliates shall at all times (i) not do or omit to do anything which will jeopardize or have an adverse effect on our brand name, reputation, good will or business; and (ii) comply with all applicable laws, directives, codes and regulations and the terms and conditions of the Agreement. In the event that we reasonably believe any personnel of Representative is in breach of the foregoing, we shall be entitled to notify Representative of the same and to request the replacement of such personnel, which request shall be considered in good faith by Representative and shall not be unreasonably delayed or denied.

2. Representative shall act in good faith, with reasonable due care skill and diligence and in a timely fashion in relation to the performance of all its obligations hereunder, and shall comply with all our reasonable instructions and requests from time to time. We reserve the right, but are not obliged, to assist in and be present at any negotiations conducted by Representative or Representative’s Affiliate (and Representative shall procure that we have such right in respect of Representative’s Affiliate) with customers if it considers this will be advantageous.

3. Representative shall have no authority to pledge our credit, make representations or incur liabilities on our behalf.

4. Representative shall perform all functions pertaining to the resale of our advertising inventory, as applicable, in a complete sales cycle starting from presales; educating and pitching to advertisers to on-sales; administering IOs and managing campaigns to postsales of analyzing campaign results and upselling to advertisers.

5. Representative shall, where requested by us, submit performance and pipeline reports in a format notified by us.

EXHIBIT B

TRADEMARK PROGRAM TERMS

If Representative participates in the Trademark Program, the following Program Terms apply.

1. USE. Subject to your compliance with the Agreement, we grant Representative a limited, revocable, non-exclusive, non- assignable, non-transferable, non-sublicensable, royalty-free license during the term of the Agreement to use, only in the Territory or in such other territory as approved by us in writing, Yahoo! Southeast Asia’s and/or Yahoo! Search Marketing’s product name(s), trademark(s), logo(s), service mark(s), trade name(s), and/or legal notice(s), including the Reseller logo (each a “Trademark” and collectively, “Trademarks”) which are provided to Representative by us. Upon our request, Representative agrees to promptly remove or replace any Trademark, but in no event later than three (3) business days after receipt of any such request. All use, display (including the size, place, and manner), and/or reproduction of the Trademarks by Representative must be pre-approved by us in writing and be in accordance with these Program Terms and the Trademark Guidelines, attached hereto as Schedule A, as modified from time to time by us in our discretion (the “Trademark Guidelines”). Representative’s use of the Trademarks does not confer or imply any ownership, goodwill, or other rights in the Trademarks. You recognize the unique value, goodwill, and secondary meaning associated with the Trademarks. You acknowledge that all rights, title, and interests in the Trademarks (and as incorporated on your website or in connection with any approved use) and the goodwill pertaining thereto automatically vests in us and/or our Affiliates, and at all times will remain owned by and in the name of us and/or our Affiliates. You shall not contest the validity of our and/or our Affiliates’ ownership of any Trademark. You shall not, in any jurisdiction, adopt, use, register, or apply for registration of, whether as a corporate name, trademark, domain name, service mark, or other indication of origin, any Trademark or any word, symbol, device, or combination thereof confusingly similar to any Trademark.

2. BUSINESS CARDS / STATIONERY. Subject to Section 1 of these Trademark Program Terms, Representative may put on the business card or stationery of Qualified Employees the Reseller logo. The use of the Reseller logo as set forth in the previous sentence is subject to, in addition to Schedule A, any applicable Reseller guidelines notified by us from time to time and the Brand Guidelines located at http://brand.corp.yahoo.com/. Upon the earlier of a Qualified Employee no longer being (i) involved in this Program, or (ii) employed by Representative, Representative shall ensure that all business cards and stationery of that Qualified Employee bearing a Reseller logo shall be destroyed and no longer used.

3. KEYWORDS. If Representative bids on or uses (including in the title or description of the ad) a keyword through Yahoo! Search Marketing or any search engine, search provider, or publisher that is (a) a Trademark, or (b) a name of a Yahoo!, Yahoo! Company or Yahoo! Search Marketing Program or product (e.g., Sponsored Search or Flickr), including Program or product names as permitted by us in writing, and including confusingly similar variations thereof as we determine in our discretion (each, a “Product Name”), then the ads for such keyword(s) shall link to and/or contain a display URL that directly links to a page at your website, and no other page, which is primarily devoted to promoting the applicable Program and which presents content that complies with all Yahoo!, Yahoo! Company, and/or Yahoo! Search Marketing editorial guidelines, including the Trademark Guidelines and the conditions located at http://searchmarketing.yahoo.com/en_SG/legal/trademarks.php.

SCHEDULE A TRADEMARK GUIDELINES

1.
Representative may use the Trademarks solely for the purpose authorized by us and only in compliance with the specifications, directions, information, and standards supplied by us and modified by us in our discretion from time to time. All specific uses of any Trademarks must be approved in advance by us. Approval can be requested by completing the Request for Approval Form attached as Schedule 1 and including complete samples of each proposed use.

2.
Representative agrees to: (i) comply with any requirements established by us concerning the style, design, display, and use of the Trademarks; (ii) correctly use the trademark symbol ((TM)) or registration symbol ((R)) with every use of the trademarks, service marks, and/or trade names as part of the Trademarks, as instructed by us; and (iii) use the registration symbol ((R)) upon receiving notice from us of registration of any trademarks, service marks, and/or trade names that are part of the Trademarks.

3.
Representative may not alter or use the Trademarks in any manner that may dilute, diminish, or otherwise damage us and/or our Affiliates’ rights or goodwill in any of our and/or our Affiliates’ trademarks, trade names, and/or service marks that are part of the Trademarks.

4.
Representative may not use the Trademarks in any manner that implies sponsorship or endorsement by us and/or our Affiliates of services and products other than those provided by us and/or our Affiliates.

Schedule 1 – Request for Approval Form

Request for Approval to Use Trademarks

Print this form, provide the required information on separate sheets, and email to sea-trademark- approval@yahoo-inc.com, Attn: Trademark Request.

1.
Exact name and title and contact information (email, phone, fax, and mailing address) of organization and/or person requesting permission, as well as the title and date of, and parties to, the agreement under which usage of the Yahoo!, Yahoo! Company or Yahoo! Search Marketing product name, trademark, logo, service mark, trade name, and/or legal notices (collectively, “Trademarks”) is sought;

2.	Layout/sample of visual that features any Trademarks; and

3.	Specific description of materials in which the Trademarks will appear. Please include:

A. Description of nature and content of work (be as specific and thorough as possible); and

B. Distribution plans for materials (including channels of distribution, territory, number of copies, and timeframe).